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                                                                   Exhibit 99.1

                                    Contact: Kori Beer
                                             Director, Corporate Communications
                                             ViroPharma Incorporated
                                             Phone 610 321-6288
[LOGO] ViroPharma
       INCORPORATED
                                             Bryan de Castro
                                             Manager, Corporate Communications
                                             ViroPharma Incorporated
                                             610 321-6205

                ViroPharma Announces Restructuring of Operations

Company to Reduce Expenses, Advance Hepatitis C and Respiratory Syncytial Virus
     Disease Programs, Limit Further Investments in Picovir(TM) and Explore
                              New Therapeutic Areas

Exton, PA, August 1, 2002 - ViroPharma Incorporated (Nasdaq: VPHM) today announced that it has restructured its organization to establish the foundation for its future growth. As part of this process, ViroPharma has reduced its workforce by approximately 63%, which includes transferring its sales force to Aventis Pharmaceuticals Inc. and reductions in development, commercial operations and administration. ViroPharma and Aventis have agreed to terminate their agreement regarding Picovir(TM). ViroPharma does not intend to fund any additional significant clinical development of Picovir for the treatment of the common cold without a new partner.

As of June 30, 2002, ViroPharma had approximately $201 million in cash and cash equivalents. As a result of its restructuring, the company expects to have sufficient cash available at the beginning of 2003 to fund its planned business operations and debt service requirements for an additional 3 years. Specifically, ViroPharma anticipates that its monthly cash burn (before a one-time restructuring charge and interest expense on its convertible notes) will be reduced to an average of less than $3.5 million through the end of 2005, compared to an average of $6 million per month over the first six months of 2002. ViroPharma expects to record a one-time restructuring charge of approximately $4 million in the 3/rd/ quarter of 2002.

"The reduction in expenses anticipated by this restructuring should provide ViroPharma the flexibility to execute the planned development of its portfolio of antiviral programs, and consider new research and development opportunities to expand its pipeline," said Michel de Rosen, ViroPharma's president and chief executive officer. "One of the core strengths of ViroPharma is our expertise in RNA virus diseases. Both in the areas of hepatitis C and respiratory syncytial virus,

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we are focused on advancing our lead product candidates into the next phases of clinical evaluation. Each program also is supported by the advancement of back-up compounds. We plan to explore new disease areas to add to our discovery research efforts, and are evaluating in-licensing opportunities to expand our portfolio with complementary product candidates," de Rosen added. "We will remain financially prudent in all of these efforts."

ViroPharma's Product Portfolio:

Hepatitis C: ViroPharma and Wyeth are engaged in a broad-based program designed to discover, develop and commercialize antiviral compounds to treat hepatitis C
(HCV). In collaboration with Wyeth, ViroPharma expects to advance the lead HCV product candidate into phase 1 studies by the end of 2002, to nominate additional new chemically distinct antiviral product candidates to move into preclinical testing and then advance into clinical trials in late 2003.

RSV: Upcoming milestones for ViroPharma's respiratory syncytial virus (RSV) program include advancing its lead RSV product candidate into phase 2 studies (in infants infected with RSV) by the end of 2002, advancing at least one back-up RSV product candidate into human clinical trials in 2003 and securing a worldwide partner for the development and commercialization of RSV product candidates.

Picovir: ViroPharma does not intend to fund any additional significant clinical development of Picovir for the treatment of the common cold without a new partner.

Additional Therapeutic Areas: ViroPharma is exploring other disease areas to expand its focus in discovery research and is considering in-licensing opportunities to complement its existing product portfolio.

Other Corporate Matters

ViroPharma and Aventis have mutually agreed to end their collaboration to co-develop and co-promote Picovir. Under the agreement, Aventis returned Picovir to ViroPharma, and both parties received mutual releases of all obligations without incurring termination fees. Aventis will

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compensate ViroPharma for Aventis' current share of development and commercial expenses and ViroPharma's detailing fees through August, and ViroPharma will return to Aventis advance milestone payments of $20 million. Aventis also purchased 3 million shares of ViroPharma's common stock for $4.59 million

In a separate transaction, Aventis will acquire ViroPharma's sales force, which totals nearly 200 people, for a payment to ViroPharma of $15.41 million. The sales force currently promotes products from the Aventis respiratory portfolio - Nasacort(R) AQ and the Allegra(R) family, and will continue to do so after the transfer, which is expected by early September 2002.

ViroPharma expects to record income of approximately $19.4 million in the third quarter in connection with these events. Based upon a preliminary review of our financial results for the second quarter of 2002, we expect those results, when finalized and announced, to reflect operating expenses (net of detailing fees) to be within our previously disclosed range of $16 million to $18 million.

In order to improve the company's capital structure and reduce annual interest expense, the Board of Directors of ViroPharma has approved a convertible note repurchase program to spend up to $20 million to purchase a portion of its $180 million in convertible notes. Based on current trading prices, the aggregate market price of the convertible notes is currently estimated to be approximately $63 million. The company may, in its discretion, purchase the notes in the open market or in privately negotiated transactions from time to time as market conditions warrant.

Note to Investors:

ViroPharma will hold a teleconference call Thursday, August 1 at 2:30 p.m. (EST) to discuss the matters described in this press release. To participate in the call, please dial: 1-800-992-7413 (Domestic) and 1-801-303-7424 (International). After placing the call, please tell the operator you wish to join the ViroPharma conference call. Additionally, the conference call will be web cast at:

              http://www.irconnect.com/vphm/pages/conference.mhtml

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If you are unable to participate during the live web cast, the conference call will be archived at this same address for 30 days.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is currently focused on drug development and discovery activities in viral diseases including hepatitis C and RSV disease. The company also is exploring alternatives regarding the future development of Picovir for the treatment of diseases caused by picornaviruses.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

     . our anticipated cash balance at the beginning of 2003, and the ability of that cash to fund operations for an additional three years;
     . our expected average monthly cash burn (excluding a third quarter restructuring charge and interest expense on our convertible notes) through the end of 2005;
     . our estimate of the restructuring charge that we expect to record in the third quarter of 2002;
     . our estimate of the income that we expect to record in the third quarter of 2002 in connection with the termination of our collaboration agreement with Aventis and the transfer of our sales force to Aventis;
     . the sufficiency of the reduction in expenses anticipated by this restructuring to provide the financial resources required to execute the planned development of our portfolio of antiviral programs, and pursue new research and development opportunities to expand our pipeline;
     .    anticipated development milestones in our HCV and RSV programs;
     .    our plan to advance our RSV product candidate into infants;
     .    our efforts to secure a partner for our RSV program;
     . the exploration of alternatives for the continued development of Picovir; and
     .    our purchase of a portion of our convertible subordinated debt.

     Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that:

     . our actual cash balance at the beginning of 2003 will reflect our anticipated cash balance, or such cash balance will be sufficient to fund operations for an additional three years;
     . our actual average monthly cash burn (excluding a third quarter restructuring charge and interest expense on our convertible notes) through the end of 2005 will reflect our anticipated spending levels during those periods;
     . our actual third quarter restructuring charge will reflect our anticipated restructuring charge;

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     .    the income that we actually record in the third quarter of 2002 in connection with the termination of our collaboration agreement with Aventis and the transfer of our sales force to Aventis will reflect our anticipated income arising from this event;
     . the reduction in expenses anticipated by this restructuring will be sufficient to provide the financial resources required to execute the planned development of our portfolio of antiviral programs, and pursue new research and development opportunities to expand our pipeline;
     . we will be able to achieve the development milestones for our HCV and RSV programs during the timeframes described in this press release, or at all;
     . the FDA will permit us to advance our RSV product candidate into infants during the timeframe that we expect, or at all;
     .    we will be able to secure a partner for our RSV program;
     . we will be able to identify and pursue alternatives for the continued development of Picovir;
     . we will be able to attract a partner for the continued development of Picovir; or
     . we will be able to purchase portions of our convertible subordinated debt at favorable prices, or at all.

Our actual expenses over the period described in this press release may vary depending on a variety of factors, including: the actual cost of conducting clinical trials; the outcome of clinical trials in our HCV and RSV programs, and our resulting right to receive or obligation to pay milestone payments under collaborations relating to those programs; our ability to attract a development and commercialization partner for our RSV program; the actual face amount of our convertible notes that we are able or willing to acquire, if any; the resulting reduction in interest expense associated with the purchase of such convertible notes, if any; costs associated with litigation; and the cost of exploring and investing in other strategic opportunities. Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, or that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma's anticipated schedule. In addition, in the future, we may not be able to maintain our listing on the NASDAQ Stock Market. These factors, and other factors, including, but not limited to those described in ViroPharma's most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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